Exhibit 99.1

Statement Regarding Forward-Looking Information
As used in this exhibit, “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 (the “2016 Form 10-K”), our quarterly reports on Form 10-Q and our current reports on Form 8-K (along with any exhibits and amendments to such reports), as well as our news releases or any other written or oral statements made by or on behalf of us, may include, directly or by incorporation by reference, forward-looking statements that reflect our current view (as of the date the forward-looking statement is first made) about future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	uncertainties relating to the pricing of generic pharmaceuticals;

•	uncertainties relating to the timing, frequency and profitability of generic pharmaceutical launches;

•	our ability to maintain the benefits of our generic pharmaceutical sourcing venture with CVS Health Corporation;

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with respect to our distribution agreements with branded pharmaceutical manufacturers, changes in the amount of service fees we receive or, in cases where part of our compensation under these agreements is branded pharmaceutical price appreciation, changes in the frequency or magnitude of such price appreciation;

•	changes in the timing or frequency of the introduction of branded pharmaceuticals;

•	uncertainties relating to the frequency or magnitude of branded pharmaceutical price appreciation;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, certain agencies within the U.S. Department of Health and Human Services (including the U.S. Food and Drug Administration, Centers for Medicare and Medicaid Services, the Office of Inspector General and the Office for Civil Rights), the U.S. Nuclear Regulatory Commission, the U.S. Federal Trade Commission, the U.S. Customs and Border Protection, various state boards of pharmacy, state controlled substance agencies, state health departments, state insurance departments, state Medicaid departments or comparable regulatory bodies or governmental authorities or foreign equivalents that, in each case, could delay, limit or suspend product development, manufacturing, distribution, importation or sales or result in warning letters, recalls, seizures, injunctions or monetary sanctions;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	risks arising from possible violations of healthcare fraud and abuse laws;

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costs or claims resulting from potential errors or defects in our manufacturing of medical devices or other products or in our compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls and related product liability claims and lawsuits, including class actions;

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risks arising from possible violations of the U.S. Foreign Corrupt Practices Act, Chinese anti-corruption laws and other similar anti-corruption laws in other jurisdictions and U.S. and foreign export control, trade embargo and customs laws;

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risks arising from our collecting, handling and maintaining patient-identifiable health information and other sensitive personal and financial information, which are subject to federal, state and foreign laws that regulate the use and disclosure of such information;

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risks arising from certain of our businesses being Medicare-certified suppliers or participating in state Medicaid programs, which businesses are subject to accreditation and quality standards and other rules and regulations, including applicable billing, payment and record-keeping requirements;

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risks arising from certain of our businesses manufacturing pharmaceutical and medical products or repackaging pharmaceuticals that are purchased through federal or state healthcare programs, which businesses are subject to federal and state laws that establish eligibility for reimbursement by such programs;

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changes in laws or changes in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations, including as a result of possible misinterpretations or misapplications;

•	material reductions in purchases, non-renewal or early termination of contracts, or delinquencies or defaults by key customers;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

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adverse changes in U.S. or foreign tax laws, including proposals relating to a U.S. "border adjustment tax" or import tariffs, or unfavorable challenges to our tax positions and payments to settle these challenges;

•	uncertainties due to government healthcare reform, including possible modifications to, or repeal of, the Patient Protection and Affordable Care Act;

•	changes in manufacturers' pricing, selling, inventory, distribution or supply policies or practices;

•	changes in regulatory policies regarding pharmaceutical manufacturer product pricing practices;

•	changes in hospital buying groups or hospital buying practices;

•	changes in distribution or sourcing models for pharmaceutical and medical and surgical products, including an increase in direct and limited distribution;

•	the risks of counterfeit products in the supply chain;

•	changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

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increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services or result in the loss of customers;

•	disruption or damage to, or failure of, our information systems, critical facilities, including our national logistics center, or distribution networks;

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risks to our business and information and controls systems in the event that the Pharmaceutical segment's multi-year systems replacement project or other business process improvements, infrastructure modernizations or initiatives to use third-party service providers for key systems and processes are not effectively implemented;

•	any compromise of our information systems or of those of a third-party with whom we do business, including unauthorized access to or use or disclosure of sensitive information;

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the results, costs, effects or timing of any commercial disputes, government contract compliance matters, product liability claims or lawsuits, patent infringement claims, qui tam actions or other legal proceedings;

•	possible losses relating to product liability claims regarding products for which we cannot obtain product liability insurance or for which such insurance is not adequate to cover our losses;

•	our ability to maintain adequate intellectual property protections;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities relating to the operations or activities of such businesses prior to their acquisition, and uncertainties relating to our ability to achieve the anticipated results from acquisitions;

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risks and uncertainties relating to the consummation of our pending acquisition of Medtronic plc's Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses, including our ability to successfully complete the acquisition on a timely basis, including receipt of required regulatory approvals and satisfaction of other closing conditions, and the conditions of the credit markets, which could affect our ability to issue debt to fund the acquisition on acceptable terms;

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risks and uncertainties if the pending acquisition of Medtronic plc's Patient Care, Deep Vein Thrombosis and Nutritional Insufficiency businesses is consummated, including the following: we may fail to realize the synergies and other benefits we expect from the acquisition; the use of a significant portion of our cash and the incurrence of substantial indebtedness in connection with the financing of the acquisition may have an adverse effect on our liquidity, limit our flexibility in responding to other business opportunities, and increase our vulnerability to adverse economic and industry conditions; we may fail to retain key personnel of the acquired businesses; future developments may impair the value of our purchased goodwill or intangible assets; we may face difficulties establishing, integrating or combining operations and systems; we may face challenges retaining the customers of the acquired businesses; we may encounter unforeseen internal control, regulatory or compliance issues; and we may face other additional risks relating to regulatory matters, legal proceedings, tax laws or positions, supply interruptions, commodity price volatility and global operations, including the effects of local economic environments and currency volatility;

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risks and uncertainties relating to the acquisition of Cordis, including the ability to achieve the expected synergies and positive impact to operating results and the additional risks the Cordis acquisition subjects us to relating to regulatory matters, legal proceedings, tax laws or positions and global operations, including the effects of local economic environments and currency volatility;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil-based resins, cotton, latex and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	bankruptcy, insolvency or other credit failure of a customer or supplier that owes us a substantial amount;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S. and international laws relating to global operations;

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risks associated with volatility and disruption to the global capital and credit markets, which may adversely affect our ability to access credit, our cost of credit and the financial soundness of our customers and suppliers;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

•	the costs, effects, timing or success of restructuring programs or plans;

•	significant charges to earnings if goodwill or intangible assets become impaired;

•	uncertainties relating to general political, business, industry, regulatory and market conditions; and

•	other factors described in the “Risk Factors” section of the 2016 Form 10-K.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statements were made, and also include statements reflecting future results or guidance, statements of outlook and expense accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.